Exhibit 4.2.1

FIRST AMENDMENT TO AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT (this “Agreement”) made as of this 9th day of October, 2009, by and between CATALYST HEALTH SOLUTIONS, INC., a corporation organized under the laws of the State of Delaware (formerly known as Healthextras, Inc.) (the “Borrower”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, its successors and assigns (the “Lender”).

RECITALS

A. The Lender has provided the Borrower with (i) a revolving credit facility in the maximum principal amount of Fifty Million Dollars ($50,000,000) as evidenced by that certain Sixth Amended and Restated Revolving Credit Promissory Note from the Borrower in favor of the Lender dated September 15, 2006 and (ii) as part of that revolving credit facility, a standby letter of credit facility in the maximum principal amount of Twenty Million Dollars ($20,000,000), each of which are governed by that certain Amended and Restated Financing and Security Agreement by and between the Borrower and the Lender dated September 15, 2006 (as amended, modified, restated, substituted, extended and renewed at any time and from time to time, the “Financing Agreement”). All defined terms used in this Agreement and not defined herein shall have the meaning given to such terms in the Financing Agreement.

B. The Borrower has requested that the Lender (i) increase the maximum principal amount of the revolving credit facility to One Hundred Million Dollars ($100,000,000), (ii) extend the Revolving Credit Expiration Date, and (iii) make certain other revisions to the Financing Agreement as more fully set forth herein, and the Lender has agreed on the condition, among others, that this Agreement be executed and delivered by the Borrower to the Lender.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

1. Recitals. The parties hereto acknowledge and agree that the above Recitals are true and correct in all respect and that the same are incorporated herein and made a part hereof by reference.

2. Amendments to Financing Agreement. The Financing Agreement is hereby amended as follows:

(a) Section 1.1 (Certain Defined Terms).

(i) The following term and its definition are hereby added to Section 1.1 of the Financing Agreement in alphabetical order:

“Inactive Subsidiary” means U.S. Scripts, Inc., a corporation formed under the laws of the State of Delaware, HealthExtras Benefits Administrator, Inc., a corporation formed under the laws of the State of Delaware, APS Benefits Corporation, a corporation formed under the laws of the State of Delaware, Catalyst Rx, Inc., a corporation formed under the laws of the State of Delaware, and Catalyst Rx Holdings Corporation, a corporation formed under the laws of the State of Delaware, as the case may be and each of their respective successors and assigns, and “Inactive Subsidiaries” means each Inactive Subsidiary and each of their respective successors and assigns.

(ii) The following terms and their respective definitions in Section 1.1 of the Financing Agreement are hereby amended and restated in their entirety as follows:

“Applicable Margin” means the Applicable Margin set forth below; provided, however, that if the Borrower fails to deliver its quarterly financial statement on the date specified in Section 6.1.1(c), the Applicable Margin shall be 2.75% until such time as the quarterly financial statement is delivered to the Lender:

Funded Debt to EBITDA	Applicable Margin
< 1.25	2.00%
≥ 1.25	2.75%

The Applicable Margin shall be determined and reset on each Interest Rate Adjustment Date, based on the quarterly financial statement delivered to the Lender for the previous fiscal quarter pursuant to Section 6.1.1(c).

“Funded Debt” means at any date, the aggregate of all interest-bearing Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, whether secured or unsecured including, without limitation, all Subordinated Indebtedness.

“Guarantor” means CATALYST CONSULTANTS, a corporation organized under the laws of the State of Nevada, CATALYST RX, a corporation organized under the laws of the State of Nevada, CATALYST RX GOVERNMENT SERVICES, INC., a corporation organized under the laws of the State of Nevada, MANAGED HEALTHCARE SYSTEMS, INC., a corporation organized under the laws of the State of Florida, CONCEPT PHARMACEUTICALS, LLC, a limited liability company organized under the laws of the State of Alabama, HOSPISCRIPT SERVICES, LLC, a limited liability company organized under the laws of the State of Delaware, SENIORSCRIPT, LLC, a limited liability company organized under the laws of the State of Alabama, CATALYST PRX, LLC, a limited liability company organized under the laws of the State of Nevada, CATALYST PRX GOVERNMENT SERVICES, LLC, a limited liability company organized under the laws of the State of Nevada, COALITION FOR ADVANCED PHARMACY SERVICES, LLC, a limited liability company organized under the laws of the State of

Delaware, R/XX PHARMACY SOLUTIONS, INC., a corporation organized under the laws of the State of Arizona, CATALYST RX REBATE MANAGEMENT, INC., a corporation organized under the laws of the State of Nevada, CATALYST RX IPA, INC., a corporation organized under the laws of the State of New York, IMMEDIATE PHARMACEUTICAL SERVICES, INC., a corporation organized under the laws of the State of Ohio, and TOTAL SCRIPT, L.L.C., a limited liability company organized under the laws of the State of Nevada, and any future guarantor of the Obligations, as the case may be and each of their respective successors and assigns, and “Guarantors” means each Guarantor and each of their respective successors and assigns.

“Guaranty” means that certain Second Amended and Restated Guaranty of Payment for the benefit of the Lender dated October 9, 2009 to the Lender from the Guarantors, and any future guarantees executed by any Guarantor for the benefit of the Lender, each as may from time to time be amended, restated, supplemented or otherwise modified.

“Revolving Credit Expiration Date” means October 9, 2012, unless extended by the Lender in the exercise of its sole and absolute discretion.

(b) Section 2.1.1 (Revolving Credit Facility). Section 2.1.1 of the Financing Agreement is hereby amended and restated in its entirety as follows:

2.1.1. Revolving Credit Facility.

Subject to and upon the provisions of this Agreement, the Lender establishes a revolving credit facility in favor of the Borrower. During the Revolving Credit Commitment Period, the Borrower may request advances under the Revolving Credit Facility in accordance with the provisions of this Agreement. The aggregate of all advances under the Revolving Credit Facility is sometimes referred to in this Agreement as the “Revolving Loan”. The principal amount of One Hundred Million Dollars ($100,000,000), as the same may be reduced in accordance with Section 2.1.5 is the “Revolving Credit Committed Amount”. Unless sooner paid, the unpaid Revolving Loan, together with interest accrued and unpaid thereon, and all other Obligations shall be due and payable in full on the Revolving Credit Expiration Date.

(c) Section 2.1.7 (Revolving Credit Unused Line Fee). Section 2.1.7 of the Financing Agreement is hereby amended and restated in its entirety as follows:

2.1.7 Revolving Credit Unused Line Fee.

The Borrower shall pay to the Lender a revolving credit facility fee (collectively, the “Revolving Credit Unused Line Fees” and individually, a “Revolving Credit Unused Line Fee”) in an amount equal to three hundred seventy five hundredths percent (0.375%) of the average daily unused and undisbursed portion of the Revolving Credit Committed Amount in effect from time to time accruing during each calendar quarter tested as of the last day of any calendar quarter. The accrued and unpaid portion of the Revolving Credit Unused Line Fee shall be paid by the Borrower to the Lender on the first day of each calendar quarter, commencing on November 1, 2009, and on the Revolving Credit Termination Date.

(d) Section 2.2.2 (Letter of Credit Fees). The first sentence of Section 2.2.2 of the Financing Agreement is hereby amended and restated in its entirety as follows:

Prior to or simultaneously with the opening of each Letter of Credit, the Borrower shall pay to the Lender, a per annum letter of credit fee (each a “Letter of Credit Fee” and collectively the “Letter of Credit Fees”) in an amount equal to the Applicable Margin multiplied by the face amount of the Letter of Credit.

(e) Section 6.1.3 (Recordkeeping, Rights of Inspection, Field Examination, Etc.). Sections 6.1.3(b) and 6.1.3(c) of the Financing Agreement are hereby amended and restated in their entirety as follows:

(b) The Borrower shall, and shall cause each of its Subsidiaries to, permit authorized representatives of the Lender to visit and inspect the properties of the Borrower and its Subsidiaries, to review, audit, check and inspect the Collateral at any time with or without notice, to review, audit, check and inspect the Borrower’s other books of record at any time with or without notice and to make abstracts and photocopies thereof, and to discuss the affairs, finances and accounts of the Borrower and/or any Subsidiaries, with the officers, directors, employees and other representatives of the Borrower and/or any Subsidiaries and their respective accountants, all at such times during normal business hours and other reasonable times and as often as the Lender may reasonably request; provided, however, that prior to the occurrence of a Default or an Event of Default, (i) the Lender shall give the Borrower reasonable prior notice of any such audits or inspections and (ii) the Borrower shall not be obligated to pay for more than one (1) audit in any calendar year.

(c) The Borrower hereby irrevocably authorizes and, upon the Lender’s request, shall direct all accountants and auditors employed by the Borrower and/or any Subsidiaries at any time prior to the repayment in full of the Obligations to exhibit and deliver to the Lender copies of any and all of the financial statements, trial balances, management letters, or other accounting records of any nature of the Borrower and/or any Subsidiaries in the accountant’s or auditor’s possession, and to disclose to the Lender any information they may have concerning the financial status and business operations of the Borrower and its Subsidiaries. Further, the Borrower hereby authorizes all Governmental Authorities to furnish to the Lender copies of reports or examinations relating to the Borrower and/or any Subsidiaries, whether made by the Borrower or otherwise.

(f) Section 6.1.7 (Line of Business). Section 6.1.7 of the Financing Agreement is hereby amended and restated in its entirety as follows:

6.1.7 Line of Business.

The Borrower will continue to engage substantially only in the business of pharmacy benefit management and other related healthcare fields.

(g) Section 6.1.8 (Insurance). The last sentence of Section 6.1.8 of the Financing Agreement is hereby amended and restated in its entirety as follows:

If the Lender determines that the Borrower should obtain additional insurance as a result of any change in (a) any Law, (b) what is customary for businesses in the same geographic areas by business entities engaged in the same or similar business, or (c) any policy of the Lender or other financial institutions, the Borrower will obtain such additional insurance within thirty (30) days after notice in writing from the Lender.

(h) Section 6.1.13(a) (Funded Debt to EBITDA). Section 6.1.13(a) of the Financing Agreement is hereby amended and restated in its entirety as follows:

(a) Funded Debt to EBITDA. The Borrower shall maintain a ratio of Funded Debt to EBITDA, tested as of the last day of each of the Borrower’s fiscal quarters for the four (4) quarter period ending on that date, of not greater than 2.00 to 1.00.

(i) Section 6.1.18 (Business Names; Locations). Section 6.1.18 of the Financing Agreement is hereby amended and restated in its entirety as follows:

6.1.18 Business Names; Locations.

The Borrower will notify and cause each of its Subsidiaries to notify the Lender not less than thirty (30) days prior to (a) any change in the name under which the Borrower or the applicable Subsidiary conducts its business, (b) any change of the location of the chief executive office of the Borrower or the applicable Subsidiary, (c) the opening of any new place of business or the closing of any existing place of business if such new or closed place of business either has twenty-five (25) or more employees or the aggregate value of Collateral, maintained in such place of business exceeds Three Million Dollars ($3,000,000), and (d) any change in the location of the places where the Collateral, or any part thereof, where the change in the aggregate value of Collateral at such location exceeds Three Million Dollars ($3,000,000) or any change in the location of the places where the books and records, or any part thereof, are kept.

(j) Section 6.2.1 (Merger, Acquisition or Consolidation). The following sentence is hereby added after the last sentence of Section 6.2.1 of the Financing Agreement:

If the outstanding principal balance of the Revolving Loan is greater than or equal to Seventy-Five Million Dollars ($75,000,000) at the time of the closing of any proposed acquisition, merger or consolidation (an “Acquisition Transaction”), then prior to closing such Acquisition Transaction, the Borrower shall provide evidence to Lender that the Borrower’s Funded Debt to

EBITDA, tested as of the day of the closing of each such Acquisition Transaction and after giving effect to each such Acquisition Transaction on a pro-forma basis, will not be greater than 1.75 to 1.00.

(k) Section 6.2.2 (Subsidiaries). Section 6.2.2 of the Financing Agreement is hereby amended and restated in its entirety as follows:

6.2.2 Subsidiaries.

The Borrower will not (a) permit any Subsidiaries to exist other than the Subsidiaries identified on EXHIBIT D, (b) create or acquire any additional Subsidiaries, or (c) permit any Inactive Subsidiary to become active or operational unless such Inactive Subsidiary first executes and delivers to Lender in form and substance satisfactory to Lender (i) a Guaranty of Payment Agreement, (ii) a Security Agreement, (iii) an opinion of counsel and (iv) such additional documents as Lender may require to perfect a first priority lien on the assets of such Inactive Subsidiary described in the Security Agreement.

(l) Section 6.2.5 (Indebtedness). Section 6.2.5(g) of the Financing Agreement is hereby amended and restated in its entirety as follows:

(g) additional Indebtedness incurred in the ordinary course of business not to exceed Twenty Million Dollars ($20,000,000) in the aggregate.

(m) Section 6.2.6 (Investments, Loans and Other Transactions). Section 6.2.6(a) of the Financing Agreement is hereby amended and restated in its entirety as follows:

(a) any advance to an officer or employee of the Borrower or any Subsidiary for travel or other business expenses in the ordinary course of business, provided that the aggregate amount of all such advances by the Borrower and its Subsidiaries (taken as a whole) outstanding at any time shall not exceed Five Hundred Thousand Dollars ($500,000);

(n) Section 6.2.11 (Other Businesses). Section 6.2.11 of the Financing Agreement is hereby amended and restated in its entirety as follows:

6.2.11 Other Businesses.

The Borrower and its Subsidiaries will not materially alter the kind or type of Borrower’s business or that of Borrower’s Subsidiaries or Affiliates, if any, from the kind described in Section 6.1.7.

(o) Section 6.2.15 (Transfer of Collateral). The first sentence of Section 6.2.15 of the Financing Agreement is hereby amended and restated in its entirety as follows:

The Borrower and the Subsidiaries will not transfer, or permit the transfer, to another location of any material portion of the Collateral or the books and records related to any of the Collateral unless at the time of such transfer, (a) no Default or

Event of Default has occurred and is continuing, and (b) with respect to any transfer of Collateral having an aggregate value exceeding Three Million Dollars ($3,000,000) or the transfer of any books and records, the Lender has received (i) at least thirty (30) days prior written notice and (ii) a duly executed landlord waiver for the new location acceptable to the Lender and its counsel in their sole but reasonable discretion.

(p) Section 7.1.8 (Judgment). Section 7.1.8 of the Financing Agreement is hereby amended and restated in its entirety as follows:

7.1.8 Judgment.

Unless adequately insured in the opinion of the Lender, the entry of a final judgment for the payment of money involving more than Two Million Dollars ($2,000,000) against the Borrower or any Subsidiary, and the failure by the Borrower or such Subsidiary to discharge the same, or cause it to be discharged, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment.

(q) Section 7.1.10 (Default Under Other Borrowings). Section 7.1.10 of the Financing Agreement is hereby amended and restated in its entirety as follows:

7.1.10 Default Under Other Borrowings.

Default shall be made with respect to any Indebtedness for Borrowed Money (other than the Loan) in an amount individually or in the aggregate in excess of Two Million Dollars ($2,000,000) if the default is a failure to pay at maturity or if the effect of such default is to accelerate the maturity of such Indebtedness for Borrowed Money or to permit the holder or obligee thereof or other party thereto to cause such Indebtedness for Borrowed Money to become due prior to its stated maturity.

(r) Section 7.1.11 (Material Adverse Change). Section 7.1.11 of the Financing Agreement is hereby amended and restated in its entirety as follows:

7.1.11 Material Adverse Change.

The Lender, in its sole but reasonable discretion, determines in good faith that a Material Adverse Effect is occurring or has occurred.

(s) Section 8.1 (Notices). Lender’s and Borrower’s addresses set forth in Section 8.1 of the Financing Agreement are hereby amended and restated in their entirety as follows:

Borrower:	Catalyst Health Solutions, Inc.
800 King Farm Boulevard
Rockville, Maryland 20850
Attention: Hai Tran, Chief Financial Officer

Lender:	Wachovia Bank, National Association
1753 Pinnacle Drive, VA 1993
McLean, Virginia 22102
Attention: Barbara K. Angel

(t) Subsidiaries. Exhibit “D” to the Financing Agreement is hereby amended and restated in its entirety with Exhibit “D” attached hereto.

(u) Compliance Certificate. Exhibit “E” to the Financing Agreement is hereby amended and restated in its entirety with Exhibit “E” attached hereto.

3. Restated Guaranty and Restated Security Agreement. The Guarantors shall execute and deliver to the Lender (a) a Second Amended and Restated Guaranty of Payment Agreement in substantially the form of Exhibit B attached hereto (the “Restated Guaranty”) pursuant to which they shall jointly and severally guaranty the repayment in full of the Obligations, and (b) a Second Amended and Restated Security Agreement in substantially the form of Exhibit B attached hereto (the “Restated Security Agreement”) pursuant to which they shall grant a first priority security interest in substantially all of their assets to Lender to secure the repayment and performance of the Obligations.

4. Conditions Precedent. This Agreement shall not become effective until the Lender receives the following, each of which shall be satisfactory in form and substance to the Lender:

(a) The Seventh Amended and Restated Revolving Credit Note by Borrower in favor of the Lender in the maximum principal amount of One Hundred Million Dollars ($100,000,000) dated of even date herewith substantially in the form of Exhibit C attached hereto;

(b) The Restated Guaranty, together with copies of the organizational documents for each Guarantor;

(c) The Restated Security Agreement;

(d) A certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of the state of formation for each Guarantor;

(e) A certificate of qualification to do business certified by the Secretary of State or other Governmental Authority of each state in which each Guarantor conducts business;

(f) A certificate dated as of the date hereof by the Secretary or an Assistant Secretary or manager of each Guarantor, as applicable, covering:

(i) true and complete copies of the Guarantor’s organizational and governing documents and all amendments thereto;

(ii) true and complete copies of the resolutions of the Board of Directors or manager of the Guarantor authorizing the execution, delivery and performance of the Financing Documents to which the Guarantor is a party and the granting of the Liens contemplated by any of the Financing Documents to which the Guarantor is a party;

(iii) the incumbency, authority and signatures of the officers or other authorized Persons of the Guarantor authorized to sign the Restated Guaranty, the Restated Security Agreement and all other Financing Documents to which the Guarantor is a party;

(iv) the identity of the Guarantor’s current members, directors, common stock holders and other equity holders, as well as their respective percentage ownership interests.

(g) (i) All Financing Documents required to be filed, registered or recorded in order to create, in favor of the Lender, a perfected Lien in the Collateral of each Guarantor (subject only to the Permitted Liens) in form and in sufficient number for filing, registration, and recording in each office in each jurisdiction in which such filings, registrations and recordations are required, (ii) such evidence as the Lender deems satisfactory that all necessary filing fees and all recording and other similar fees, and all Taxes and other expenses related to such filings, registrations and recordings will be or have been paid in full, and (iii) certified copies, dated as of a recent date, of financing statement searches, as the Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements constitute Permitted Liens;

(h) The Extension Fee;

(i) Proof that the Borrower has paid all fees, costs and out-of-pocket expenses to the Lender in connection with this Agreement, including, but not limited to, all the Lender’s reasonable attorneys fees; and

(j) Such other information, instruments, opinions, documents, certificates and reports as the Lender may deem necessary.

5. Extension Fee. In consideration of Lender’s agreement to enter into this Agreement, the Borrower shall pay to the Lender a non refundable extension fee (the “Extension Fee”) on the date hereof in the amount of Three Hundred Seventy-Five Thousand Dollars ($375,000).

6. Fees and Expenses. In consideration of the Lender’s agreement to amend the Financing Agreement, the Borrower shall pay to Lender all of Lender’s reasonable legal fees and expenses in connection with the negotiation and preparation of this Agreement.

7. Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of which duplicate original or counterpart shall be deemed to be an original and all taken together shall constitute one and the same instrument.

8. Financing Documents; Governing Law; Etc. This Agreement is one of the Financing Documents defined in the Financing Agreement and shall be governed and construed in accordance with the laws of the State of Maryland. The headings and captions in this Agreement are for the convenience of the parties only and are not a part of this Agreement.

9. Acknowledgments. The Borrower hereby confirms to the Lender the enforceability and validity of each of the Financing Documents. In addition, the Borrower hereby agrees to the execution and delivery of this Agreement and the terms and provisions, covenants or agreements contained in this Agreement shall not in any manner release, impair, lessen, modify, waive or otherwise limit the liability and obligations of the Borrower under the terms of any of the Financing Documents, except as otherwise specifically set forth in this Agreement. The Borrower issues, ratifies and confirms the representations, warranties and covenants contained in the Financing Documents as updated through June 30, 2009.

10. Modifications. This Agreement may not be supplemented, changed, waived, discharged, terminated, modified or amended, except by written instrument executed by the parties.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered under seal by the duly authorized representatives as of the date and year first written above.

WITNESS:	CATALYST HEALTH SOLUTIONS, INC.

/s/ Jennifer Hadley	By:	/s/ David T. Blair (SEAL)
Jennifer Hadley		Name: David T. Blair
Title: Chief Executive Officer

WITNESS:	WACHOVIA BANK, NATIONAL ASSOCIATION

/s/ Jennifer Hadley	By:	/s/ Barbara Angel (SEAL)
Jennifer Hadley		Barbara Angel, Senior Vice President

Signature Page

First Amendment to Amended and Restated Financing and Security Agreement

EXHIBIT A

RESTATED GUARANTY

[Intentionally Omitted]

EXHIBIT B

RESTATED SECURITY AGREEMENT

[Intentionally Omitted]

EXHIBIT C

RESTATED NOTE

SEVENTH AMENDED AND RESTATED REVOLVING CREDIT NOTE

$100,000,000	McLean, Virginia
October 9, 2009

FOR VALUE RECEIVED, CATALYST HEALTH SOLUTIONS, INC., a corporation organized under the laws of the State of Delaware (formerly known as Healthextras, Inc.) (the “Borrower”), promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, its successors and assigns (the “Lender”), the principal sum of ONE HUNDRED MILLION DOLLARS ($100,000,000) (the “Principal Sum”), or so much thereof as has been or may be advanced or readvanced (each an “Advance” and collectively, “Advances”) to or for the account of the Borrower pursuant to the terms and conditions of the Financing Agreement (as hereinafter defined), together with interest thereon at the rate hereinafter provided, in accordance with the following:

1. Interest.

Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the LIBOR Rate, plus the Applicable Margin (as defined in the Financing Agreement) (the “Interest Rate”). Interest for each Interest Period shall accrue each day during such Interest Period, commencing on and including the first day to but excluding the last day. “Interest Period” means, in respect of each Advance, each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest in respect of such Advance is due 1 month thereafter; provided (i) the first Interest Period shall commence on the date of such Advance and end on the first day thereafter that interest in respect of such Advance is due, (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month and (iii) any Interest Period that would otherwise extend past the maturity date of this Note shall end on the Revolving Credit Expiration Date. “LIBOR Rate” means, with respect to each Interest Period, the rate for U.S. dollar deposits with a maturity equal to the one month, as reported on Telerate Successor page 3750 as of 11:00 a.m., London time, on the second London business day before such Interest Period begins (or if not so reported, then as determined by the Lender from another recognized source or interbank quotation). Borrower shall indemnify Lender against Lender’s loss or expense as a consequence of (a) Borrower’s failure to make any payment when due under this Note, (b) any payment or prepayment of any loan on a day other than the last day of the Interest Period, or (c) any failure to make a borrowing after giving notice thereof (“Indemnified Loss or Expense”). The amount of such Indemnified Loss or Expense shall be determined by Lender based upon the assumption that Lender funded 100% of that portion of the loan in the London interbank market. All interest payable under the terms of this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

2. Payments and Maturity.

The unpaid Principal Sum, together with interest thereon at the rate provided above, shall be payable as follows:

Interest only on the unpaid Principal Sum shall be due and payable monthly, commencing November 1, 2009, and on the first day of each month thereafter to maturity; and

Unless sooner paid, the unpaid Principal Sum, together with interest accrued and unpaid thereon, shall be due and payable in full on the Revolving Credit Expiration Date.

The fact that the balance hereunder may be reduced to zero from time to time pursuant to the Financing Agreement will not affect the continuing validity of this Note or the Financing Agreement, and the balance may be increased to the Principal Sum after any such reduction to zero.

Borrower authorizes Lender to debit its demand deposit account #                 with Lender for any payments due under this Note. Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.

3. Default Interest.

Upon the occurrence of an Event of Default (as hereinafter defined), the unpaid Principal Sum shall, at the option of Lender bear interest thereafter at the Post-Default Rate until such Event of Default is cured.

4. Application and Place of Payments.

All payments, made on account of this Note shall be applied first to the payment of accrued and unpaid interest then due hereunder, and the remainder, if any, shall be applied to the unpaid Principal Sum. All payments on account of this Note shall be paid in lawful money of the United States of America in immediately available funds during regular business hours of the Lender at its principal office in McLean, Virginia or at such other times and places as the Lender may at any time and from time to time designate upon five (5) Business Days’ notice in writing to the Borrower.

5. Prepayment.

The Borrower may prepay the Principal Sum in whole or in part at any time without premium or penalty.

6. Financing Agreement and Other Financing Documents.

This Note is the “Seventh Amended and Restated Revolving Credit Note” described in that certain First Amendment to Amended and Restated Financing and Security Agreement dated of even date herewith by and between the Borrower and the Lender, which amends that certain Amended and Restated Financing and Security Agreement dated September 15, 2006 by and between the

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Borrower and the Lender (the Amended and Restated Financing and Security Agreement as amended, modified, restated, substituted, extended and renewed at any time and from time to time, is hereinafter called, the “Financing Agreement”). The indebtedness evidenced by this Note increases, amends and restated in its entirety that certain Sixth Amended and Restated Revolving Credit Note dated September 15, 2006 (the “Prior Note”) in the maximum principal amount of Fifty Million Dollars ($50,000,000) from the Borrower in favor of the Lender. It is expressly agreed that the indebtedness evidenced by the Prior Note has not been extinguished or discharged hereby. The Borrower and the Lender agree that the execution of this Note is not intended to and shall not cause or result in a novation with respect to the Prior Note. The indebtedness evidenced by this Note is included within the meaning of the term “Obligations” as defined in the Financing Agreement. The term “Financing Documents” as used in this Note shall mean collectively this Note, the Financing Agreement and any other instrument, agreement, or document previously, simultaneously, or hereafter executed and delivered by the Borrower and/or any other person, singularly or jointly with any other person, evidencing, securing, guaranteeing, or in connection with the Principal Sum, this Note and/or the Financing Agreement, but does not include swap agreements (as defined in 11 U.S.C. §101).

7. Security.

This Note is secured as provided in the Financing Agreement.

8. Events of Default.

The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and collectively, the “Events of Default”) under the terms of this Note:

The failure of the Borrower to pay to the Lender within five (5) Business Days of when due any and all amounts payable by the Borrower to the Lender under the terms of this Note; or

The occurrence of an Event of Default (as defined therein) under the terms and conditions of any of the other Financing Documents.

9. Remedies.

Upon the occurrence of an Event of Default, at the option of the Lender, all amounts payable by the Borrower to the Lender under the terms of this Note shall immediately become due and payable by the Borrower to the Lender without notice to the Borrower or any other person, and the Lender shall have all of the rights, powers, and remedies available under the terms of this Note, any of the other Financing Documents and all applicable laws. The Borrower and all endorsers, guarantors, and other parties who may now or in the future be primarily or secondarily liable for the payment of the indebtedness evidenced by this Note hereby severally waive presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note and expressly agree that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of the Borrower, guarantors and endorsers.

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10. Confessed Judgment.

Upon the occurrence of an Event of Default, the Borrower hereby authorizes any attorney designated by the Lender or any clerk of any court of record to appear for the Borrower in any court of record and confess judgment without prior hearing against the Borrower in favor of the Lender for and in the amount of the unpaid Principal Sum, all interest accrued and unpaid thereon, all other amounts payable by the Borrower to the Lender under the terms of this Note or any of the other Financing Documents, costs of suit, and attorneys’ fees of five percent (5%) of the unpaid Principal Sum and interest then due hereunder. By its acceptance of this Note, the Lender agrees that in the event the Lender exercises at any time its right to confess judgment under this Note, the Lender shall use its best efforts to obtain legal counsel who will charge the Lender for its services on an hourly basis, at its customary hourly rates and only for the time and reasonable expenses incurred. In no event shall the Lender enforce the legal fees portion of a confessed judgment award for an amount in excess of the fees and expenses actually charged to the Lender for services rendered by its counsel in connection with such confession of judgment and/or the collection of sums owed to the Lender. In the event the Lender receives, through execution upon a confessed judgment, payments on account of attorneys’ fees in excess of such actual attorneys’ fees and expenses incurred by the Lender, then, after full repayment and satisfaction of all of the obligations under and in connection with this Note, the Financing Agreement and all of the other Financing Documents, the Lender shall refund such excess amount to the Borrower. The Borrower hereby releases, to the extent permitted by applicable law, all errors and all rights of exemption, appeal, stay of execution, inquisition, and other rights to which the Borrower may otherwise be entitled under the laws of the United States of America or of any state or possession of the United States of America now in force or which may hereafter be enacted. The authority and power to appear for and enter judgment against the Borrower shall not be exhausted by one or more exercises thereof or by any imperfect exercise thereof and shall not be extinguished by any judgment entered pursuant thereto. Such authority may be exercised on one or more occasions or from time to time in the same or different jurisdictions as often as the Lender shall deem necessary or desirable, for all of which this Note shall be a sufficient warrant.

11. Expenses.

The Borrower promises to pay to the Lender on demand by the Lender all costs and expenses incurred by the Lender in connection with the collection and enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses and all court costs.

12. Notices.

Any notice, request, or demand to or upon the Borrower or the Lender shall be deemed to have been properly given or made when delivered in accordance with Section 8.1 of the Financing Agreement.

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13. Miscellaneous.

Each right, power, and remedy of the Lender as provided for in this Note or any of the other Financing Documents, or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or any of the other Financing Documents or now or hereafter existing under any applicable law, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers, or remedies. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant, or agreement of this Note or any of the other Financing Documents, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Lender from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Note, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note. The Borrower represents and warrants to Lender that none of Borrower, or any subsidiary or affiliate of Borrower or any guarantor is a Sanctioned Person or has any of its assets in a Sanctioned Country or does business in or with, or derives any of its operating income from investments in or transactions with, Sanctioned Persons or Sanctioned Countries in violation of economic sanctions administered by OFAC. The proceeds from the Revolving Loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country. “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control. “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/, or as otherwise published from time to time. “Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.

14. Partial Invalidity.

In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.

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15. Captions.

The captions herein set forth are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Note.

16. Applicable Law.

The Borrower acknowledges and agrees that this Note shall be governed by the laws of the State of Maryland, even though for the convenience and at the request of the Borrower, this Note may be executed elsewhere.

17. Business Purpose.

The Borrower represents and warrants that it is not a natural person and that the obligations evidenced by this Note were not incurred for personal, family or household purposes.

18. Consent to Jurisdiction.

The Borrower irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Maryland over any suit, action, or proceeding arising out of or relating to this Note or any of the other Financing Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that the Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon the Borrower and may be enforced in any court in which the Borrower is subject to jurisdiction by a suit upon such judgment, provided that service of process is effected upon the Borrower as provided in this Note or as otherwise permitted by applicable law.

19. Service of Process.

The Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by (a) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to the Borrower and (b) serving a copy thereof upon The CT Corporation, 1209 Orange Street, Wilmington, Delaware 19801, the agent hereby designated and appointed by the Borrower as the Borrower’s agent for service of process. The Borrower irrevocably agrees that such service shall be deemed in every respect effective service of process upon the Borrower in any such suit, action or proceeding, and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon the Borrower. Nothing in this Section shall affect the right of the Lender to serve process in any manner otherwise permitted by law or limit the right of the Lender otherwise to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions.

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20. WAIVER OF TRIAL BY JURY.

THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWER AND THE LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS NOTE OR (B) THE FINANCING DOCUMENTS. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE.

THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE BORROWER, AND THE BORROWER HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE BORROWER FURTHER REPRESENTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

21. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES.

EACH OF THE PARTIES HERETO, INCLUDING THE LENDER BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS NOTE, THE OTHER FINANCING DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

22. Patriot Act Notice.

To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

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23. Assignment.

Nothing in this Note or any of the other Financing Documents shall prohibit the Lender from pledging or assigning this Note or any of the other Financing Documents or any interest therein to any Federal Reserve Bank. The Borrower shall not assign its rights and interest hereunder without the prior written consent of the Lender, and any attempt by the Borrower to assign without the Lender’s prior written consent is null and void. Any assignment shall not release the Borrower from the Obligations.

24. Final Agreement.

This Note and the other Financing Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized officers as of the date first written above.

WITNESS OR ATTEST:	CATALYST HEALTH SOLUTIONS, INC.

/s/ Jennifer Hadley	By:	/s/ David T. Blair	(Seal)
Jennifer Hadley		Name: David T. Blair
Title: Chief Executive Officer

Signature Page

Seventh Amended and Restated Revolving Credit Note

EXHIBIT D

SUBSIDIARIES

[Intentionally Omitted]

EXHIBIT E

COMPLIANCE CERTIFICATE

[Intentionally Omitted]